Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276774

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 5, 2024)

4,755,556 American Depositary Shares representing 47,555,560

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 5, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-276774), with the information contained in (i) our current report on Form 6-K furnished to the Securities Exchange Commission on March 27, 2024 for our half-year report (the “Half-Year Report 6-K”) and (ii) our current report on Form 6-K furnished to the Securities and Exchange Commission on March 26, 2024 regarding a license agreement with Sovargen Co., Ltd, excluding the quotes of Cheolwon Park and Dr. John Friend contained in Exhibit 99.1 thereto (together with the Half Yearly Report 6-K, the “March 2024 Form 6-Ks”). Accordingly, we have attached the March 2024 Form 6-Ks to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On March 26, 2024, the last reported sale price of the ADSs on Nasdaq was $0.3194 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information—D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 27, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March, 2024

Commission File Number 000-29962

Kazia Therapeutics Limited

(Translation of registrant’s name into English)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☑    Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On March 21, 2024, Kazia Therapeutics Limited (the “Company”) issued a press release titled, “Kazia Therapeutics Licenses Paxalisib to Sovargen for Intractable Seizures in Rare Central Nervous System Diseases.” A copy of this release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company hereby incorporates by reference the information contained herein, including Exhibit 99.1, except for the quotes of Cheolwon Park and Dr. John Friend contained in Exhibit 99.1, into the Company’s registration statement on Form F-3 (File No. 333-259224 and 333-276091).

EXHIBIT LIST

Exhibit	Description

99.1	Press Release of Kazia Therapeutics Limited dated March 21, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited (Registrant)

/s/ John Friend
John Friend
Chief Executive Officer

Date: 26 March 2024

Exhibit 99.1

21 March 2024

Kazia Therapeutics licenses paxalisib to Sovargen

for intractable seizures in rare central nervous system diseases

Sydney, March 21, 2024 – Kazia Therapeutics Limited (NASDAQ: KZIA), a biotechnology company specialising in oncology, is pleased to announce that it has entered into an exclusive licensing agreement with Sovargen Co., Ltd, a biotechnology company specializing in central nervous system (CNS) diseases, to develop, manufacture and commercialise paxalisib as a potential treatment of intractable epilepsy in focal cortical dysplasia type 2 (FCD T2) and tuberous sclerosis complex (TSC) disease. The underlying cause of FCD T2 and TSC can be traced back to somatic mutations in the PI3K/Akt/mTOR pathway or mutations in the TSC1 or TSC2 genes, which lead to the overactivation of the mTOR pathway. Paxalisib is an oral dual inhibitor targeting both PI3K and mTOR within this pathway, and it is distinguished by its ability to penetrate the brain. Although FCD T2 and TSC are rare orphan diseases, they represent a high medical unmet need with significant market opportunity. There are currently no approved drugs for patients with FCD T2.

Under the agreement, Kazia will receive an upfront payment of US$1.5 million, potential milestone payments of up to US$19 million upon the achievement of development and regulatory milestones, and a percentage of sub-licensing revenues and royalties on net sales of products incorporating paxalisib. The licensing agreement includes all countries worldwide, excluding mainland China, Hong Kong, Macao and Taiwan, which Kazia retains.

Kazia CEO Dr. John Friend said: “We are pleased to announce we have exclusively licensed the development, manufacture and commercialization of paxalisib to Sovargen for its potential use in select CNS diseases that are associated with mTORopathy. Kazia’s primary focus of paxalisib continues to be oncology, with multiple studies ongoing. Our license with Sovargen provides us the ability to explore the impact of paxalisib outside of our area of expertise where there is substantial patient need and market opportunity. We are enthusiastic about seeing paxalisib’s potential explored in these patient populations.”

Sovargen CEO Cheolwon Park shared his excitement about the collaboration: “The dual inhibition mechanism of paxalisib, coupled with its observed safety profile from previous oncology studies, positions us to anticipate initiation of a Phase 2 clinical trial for patients with FCD T2 and TSC in the latter half of 2024. Sovargen has played a pioneering role in identifying the critical link between mTOR hyperactivation due to mTORopathy somatic mutations and epileptic seizures in FCD T2 patients and we have an unwavering dedication to developing effective treatments for these patients.”

About Kazia Therapeutics Limited

Kazia Therapeutics Limited (NASDAQ: KZIA) is an oncology-focused drug development company, based in Sydney, Australia.

Our lead program is paxalisib, an investigational brain-penetrant inhibitor of the PI3K / Akt / mTOR pathway, which is being developed to treat multiple forms of brain cancer. Licensed from Genentech in late 2016, paxalisib is or has been the subject of ten clinical trials in this disease. A completed Phase 2 study in glioblastoma reported early signals of clinical activity in 2021, and a pivotal study in glioblastoma, GBM AGILE, is ongoing, with final data expected in 1H2024. Other clinical trials are ongoing in brain metastases, diffuse midline gliomas, and primary CNS lymphoma, with several of these having reported encouraging interim data.

Paxalisib was granted Orphan Drug Designation for glioblastoma by the FDA in February 2018, and FTD for glioblastoma by the FDA in August 2020. Paxalisib was also granted FTD in July 2023 for the treatment of solid tumour brain metastases harboring PI3K pathway mutations in combination with radiation therapy. In addition, paxalisib was granted Rare Pediatric Disease Designation and Orphan Drug Designation by the FDA for diffuse intrinsic pontine glioma in August 2020, and for atypical teratoid / rhabdoid tumours in June 2022 and July 2022, respectively.

Kazia is also developing EVT801, a small-molecule inhibitor of VEGFR3, which was licensed from Evotec SE in April 2021. Preclinical data has shown EVT801 to be active against a broad range of tumour types and has provided evidence of synergy with immuno-oncology agents. A Phase I study is ongoing and preliminary data is anticipated in CY2024.

For more information, please visit www.kaziatherapeutics.com or follow us on Twitter @KaziaTx.

About Sovargen

Sovargen Co., Ltd. is a biotechnology company focused on the discovery and development of drugs to treat rare and incurable neurological disorders that are caused by brain somatic mosaicism. Sovargen’s platform technology is associated with ASO (Antisense Oligonucleotide) development for undruggable targets in CNS disease including technology for target discovery (SovarIN™), ASO drug discovery & optimization (SovarON™), and target validation & efficacy evaluation platform using disease-specific animal model and human organoid system (SovarUP™).

For more information, please visit www.sovargen.com

Forward-Looking Statements

This announcement may contain forward-looking statements, which can generally be identified as such by the use of words such as “may,” “will,” “estimate,” “future,” “forward,” “anticipate,” or other similar words. Any statement describing Kazia’s future plans, strategies, intentions, expectations, objectives, goals or prospects, and other statements that are not historical facts, are also forward-looking statements, including, but not limited to, statements regarding: expansion of paxalisib into other indications including intractable epilepsy in focal cortical dysplasia type 2 (FCD T2) and tuberous sclerosis complex (TSC) disease, expectations regarding whether milestones will be met, expectations on market opportunities for paxalisib in FCD T2 and TSC, plans to initiate clinical trials for paxalisib in FCD T2 and TSC, the timing for results and data related to Kazia’s clinical and preclinical trials and investigator-initiated trials of Kazia’s product candidates, and Kazia’s strategy and plans with respect to its programs, including paxalisib and EVT801. Such statements are based on Kazia’s current expectations and projections about future events and future trends affecting its business and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including risks and uncertainties: associated with clinical and preclinical trials and product development, related to regulatory approvals, and related to the impact of global economic conditions. These and other risks and uncertainties are described more fully in Kazia’s Annual Report, filed on form 20-F with the United States Securities and Exchange Commission (SEC), and in subsequent filings with the SEC. Kazia undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required under applicable law. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this announcement.

This announcement was authorized for release by Dr John Friend, CEO.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March, 2024

Commission File Number 000-29962

Kazia Therapeutics Limited

(Translation of registrant’s name into English)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☑     Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On March 27, 2024, Kazia Therapeutics Limited (the “Company”) reported its unaudited half-year results for the six months ended December 31, 2023, a copy of which is attached to this Form 6-K as Exhibit 99.1.

The Company hereby incorporates by reference the information contained herein into the Company’s registration statement on Form F-3 (File No. 333-259224 and 333-276091).

EXHIBIT LIST

Exhibit	Description

99.1	Half-year report for the six months ended December 31, 2023

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited (Registrant)

/s/ John Friend
John Friend
Chief Executive Officer

Date: March 27, 2024

Exhibit 99.1

Kazia Therapeutics Limited

ABN 37 063 259 754

Half Yearly Report - 31 December 2023

Kazia Therapeutics Limited Directors’ report 31 December 2023

The directors present their report, together with the financial statements, on the Consolidated entity (referred to hereafter as the ‘Consolidated entity’) consisting of Kazia Therapeutics Limited (referred to hereafter as the ‘Consolidated entity’ or ‘parent entity’) and the entities it controlled at the end of, or during, the half-year ended 31 December 2023.

Directors

The following persons were directors of Kazia Therapeutics Limited during the whole of the financial year and up to the date of this report, unless otherwise stated:

Iain Ross (Resigned 11 August 2023)

Bryce Carmine

Steven Coffey

Ebru Davidson

John Friend (Appointed 1 August 2023 - Managing Director) (Appointed 11 August 2023 - Interim Chairman)

Bryce Carmine (Appointed Chairman 18 January 2024)

Robert Apple (Appointed 18 January 2024)

Principal activities

During the financial year the principal continuing activity of the Consolidated entity consisted of pharmaceutical research and development.

Review of operations

The loss for the Consolidated entity after providing for income tax amounted to $8,823,513 (31 December 2022: $13,586,027).

The attached financial statements detail the performance and financial position of the Consolidated entity for the half-year ended 31 December 2023.

Cash resources

At 31 December 2023, the Consolidated entity had total funds of $3,562,602 comprising cash in hand and at bank.

Going concern

The entity is not generating revenues and is not expected to do so in the foreseeable future. There is material uncertainty which may cast significant doubt on whether the Consolidated entity will continue as a going concern.

The Directors have considered this to be appropriate. During the month of February 2024 to, the Consolidated entity raised total proceeds for the period of US$447,788 (A$685,280) using the ATM facility and continues to seek additional funding sources both in Australia and overseas.

Refer to ‘Going Concern’ in Note 1 to the financial statements for further details. Subject to the matters disclosed under Going Concern in Note 1, the Directors have reasonable grounds to believe that the Consolidated entity will be able to pay its debts as and when they become due and payable.

Research and development report

The lead program for the Consolidated entity is paxalisib (formerly known as GDC-0084), a small-molecule dual inhibitor of the phosphatidylinositide 3-kinase (PI3K) pathway and the mammalian target of rapamycin (mTOR), which was licensed from Genentech, Inc. in October 2016. The development candidate is distinguished from the majority of molecules in this class by its ability to cross to the blood-brain barrier, which has been demonstrated in multiple animal species and confirmed in human data.

Paxalisib is protected by granted or pending composition-of-matter patents in all commercially relevant territories. Loss of exclusivity varies between territories but is no earlier than 2030 in any territory. Paxalisib was granted Orphan Drug Designation (ODD) for glioblastoma by the US FDA in February 2018, and for the broader indication of glioma in August 2020. Paxalisib was granted Rare Pediatric Disease Designation (RPDD) for certain forms of childhood brain cancer by the US FDA in August 2020 and was also granted Fast Track Designation for glioblastoma in August 2020. In addition, paxalisib was granted ODD by the US FDA for the treatment of atypical rhabdoid/teratoid tumours (AT/RT), a rare pediatric brain cancer, in June 2022 and RPDD in July 2022. Paxalisib in combination with radiation therapy was also granted Fast Track Designation for patients with solid tumor brain metastases and PI3K pathway mutations in July 2023. Collectively, these special designations provide paxalisib with enhanced access to the FDA, a waiver of PDUFA fees, a period of data exclusivity and, in the specific cases of RPDD, the potential to secure a pediatric Priority Review Voucher (pPRV) should paxalisib be approved in either of these indications.

Kazia Therapeutics Limited Directors’ report 31 December 2023

Paxalisib has completed a 47-patient phase I clinical study under Genentech in patients with progressive or recurrent high grade glioma (NCT01547546), which showed the drug to be generally safe and well-tolerated, and which provided pharmacodynamic proof of concept and signals of potential clinical activity. This study was published in Clinical Cancer Research, and a companion paper detailing a post hoc analysis of imaging data from the study has been published in the same journal.

Kazia has completed a phase II clinical trial of paxalisib in newly diagnosed glioblastoma patients with unmethylated MGMT promotor status (NCT03522298), which is expected to be the primarily target population at commercial launch. This study has confirmed the safety profile and pharmacokinetic parameters of the drug in this specific population, and has provided convincing signals of clinical efficacy. Final data from the completed phase ll study of paxalisib was presented at several neuro-oncology and medical oncology conferences. The key findings included a median overall survival of 15.7 months, which compares favorably to the figure of 12.7 months that has been reported for temolozolomide, the existing standard of care.

In October 2020, the Consolidated entity executed a definitive agreement with the Global Coalition for Adaptive Research (GCAR) to introduce paxalisib into the ongoing adaptive platform study, GBM AGILE (NCT03970447). This study is designed to provide substantial evidence for approval of new drugs in glioblastoma, and is intended to serve as the pivotal study for paxalisib in US, EU, and other markets. The first patient recruited by a site opened to the paxalisib arm occurred on 7 January 2021. In November 2021, the study opened to recruitment in Canada. Expansion to several countries in Europe was completed during CY2022. Final data from the GBM AGILE study is anticipated during 1H CY2024.

On 1 August 2022, the Consolidated entity announced that it had been informed by GCAR that the paxalisib arm had not graduated to the second stage of the GBM AGILE study, and that recruitment had therefore completed with approximately 150 patients enrolled to the first stage. Those patients remain ongoing, with final data anticipated in 1H CY2024. The interim ‘graduation’ analysis may have been affected by the rapid and back-loaded recruitment profile of the study and does not preclude a positive outcome in the final data.

Eight investigator-initiated studies continued to progress during the period: a phase ll study in DIPG and other diffuse midline pediatric gliomas run by the Pacific Pediatric Neuro-Oncology Consortium (PNOC) (NCT05009992) (see description below), a phase II study with paxalisib in HER2+ breast cancer brain metastases at Dana-Farber Cancer Institute in Boston, MA (NCT03765983), a phase II multi-drug, genomically-guided study in brain metastases run by the Alliance for Clinical Trials in Oncology (NCT03994796), a phase I study with paxalisib in combination with radiotherapy for brain metastases at Memorial Sloan Kettering Cancer Center in New York, NY (NCT04192981), a phase II study with paxalisib in primary CNS lymphoma at Dana-Farber Cancer Institute in Boston, MA(NCT04906096), a phase ll study in glioblastoma with ketogenesis run by Weill Cornell Medicine (NCT05183204), a phase I study in low grade glioma run by University of Sydney (LUMOS2) and a phase I study in children with high grade glioma and PI3K pathway mutations (OPTIMISE).

The investigator-initiated PNOC study is a phase II multi-arm study, which includes several combinations of paxalisib with ONC201 (Chimerix, Inc), in paediatric patients with diffuse midline gliomas, including DIPG (NCT05009992). This study is run by the Pacific Pediatric Neuro-Oncology Consortium (PNOC), based at the University of California, San Francisco. In October 2022, the Consolidated entity announced the expansion of the PNOC022 study to Australia and additional sites in Israel, the Netherlands, and Switzerland. Preliminary data was presented at SNO Annual Meeting in Vancouver in November 2023. The overall survival in the first 68 patients enrolled was reported at 16.5 months which compares favorably to historical controls of 8-12 months.

In August 2022, the Consolidated entity announced the presentation of promising new data from an ongoing phase l study of paxalisib in combination with radiotherapy for the treatment of brain metastases, sponsored by Memorial Sloan Kettering Cancer Center in New York, NY. Interim data from the first stage of the study was presented during an oral presentation at an international neuro-oncology conference on CNS clinical trials and brain metastases. The data reported in the initial exploratory stage that of the 9 patients evaluated for efficacy, all 9 patients exhibited a clinical response, according to RANO- BM criteria, with breast cancer representing the most common primary tumour. Recruitment to the expansion stage has commenced, with the objective of recruiting up to an additional 12 patients.

The Consolidated entity announced on 07 March 2023 that it has entered into a collaboration with the Australian and New Zealand Children’s Haematology / Oncology Group (ANZCHOG) for a phase II clinical study examining paxalisib in children with advanced solid tumours, including brain tumours. The study, named OPTIMISE, will combine paxalisib with chemotherapy for children with specific genetic mutations in their tumours. The study will harness expertise and insights gained from the Zero Childhood Cancer Program, which aims to match childhood cancer patients with targeted therapies suited to the unique characteristics of their tumour.

Kazia Therapeutics Limited Directors’ report 31 December 2023

In June 2023, the Consolidated entity announced that it is supporting the University of Sydney on a molecularly-guided phase II clinical study to examine paxalisib in adult patients with recurrent/progressive isocitrate dehydrogenase (IDH) mutant grade 2 and 3 glioma (G2/3 gliomas). The first patient was enrolled and dosed on the paxalisib arm in 4Q23.

In the context of a previously declared strategy to explore the use of paxalisib in cancers outside the central nervous system, the Consolidated entity has entered into a number of research collaborations with leading cancer centers. In October 2022, such a collaboration at the Huntsman Cancer Center at the University of Utah presented preclinical data for paxalisib in melanoma at a conference for melanoma research in Edinburgh, Scotland. The data, summarized in a poster presentation, demonstrated potent single agent activity for paxalisib, as well as synergy with BRAF and MEK inhibitors, which are standard of care therapies in this disease. In November 2023, this data was published in the high impact journal, Molecular Cancer Therapeutics.

In December 2022, the Consolidated entity announced the existence of a research collaboration with the Queensland Institute of Medical Research, to explore the use of paxalisib as an immodulator in the treatment of solid tumours. This work potentially identifies a novel mechanism of action for the drug, and consequently has been patented to secure novel intellectual property. Potentially, the project may support use of the drug in combination with immuno-oncology therapies.

The Consolidated entity’s second R&D program is EVT801, a small-molecule selective inhibitor of vascular endothelial growth factor receptor 3 (VEGFR3), which was licensed from Evotec SE in April 2021. The development candidate exhibits a very high degree of selectivity for VEGFR3 over other protein kinases, and this is expected to be associated with a favourable toxicity profile in the clinic and, potentially, a lesser propensity for secondary resistance.

A phase I multiple-ascending dose study of EVT801 in patients with advanced cancer (NCT05114668) is ongoing. This study is designed to provide information on the safety, tolerability, and pharmacokinetics of EVT801 in humans, and to establish the maximum tolerated dose for future studies. The study also includes a rich suite of translational biomarkers which will provide detailed information about the pharmacological activity of the drug. The study is ongoing at two sites in France, with clinical data anticipated in CY2024.

In December 2022, scientists working for and with Evotec SE, the Consolidated entity’s licensing partner for EVT801, published a summary of their preclinical research on the drug in the cancer journal, Cancer Research Communications. The paper outlines the substantial body of evidence supporting the activity of EVT801 as an anti-cancer therapy, and includes comparative data against several approved therapies with similar mechanisms of action. The paper also presents combination data with several immuno-oncology agents showing evidence of synergy.

Significant changes in the state of affairs

There were no significant changes in the state of affairs of the Consolidated entity during the financial half-year.

Matters subsequent to the end of the financial half-year

On 8 January, 2024, Kazia Therapeutics Limited received notice from Karen Krumeich of her intention to resign as the Consolidated entity’s Chief Financial Officer, effective immediately. On 11 January, 2024, the Consolidated entity’s Board of Directors appointed Gabrielle Heaton as its Principal Accounting Officer and Principal Financial Officer, effective 15 January, 2024.

On 18 January 2024, Kazia Therapeutics Limited announced the appointment of pharma industry executive, Mr. Robert Apple to Kazia’s Board of the Directors as a Non-Executive Director.

During the month of February 2024, the Consolidated entity raised total proceeds for the period of US$447,788 (A$685,280) using the ATM facility and continues to seek additional funding sources both in Australia and overseas.

On 21 February 2024, Armistice Capital exercised 1,824,445 prefunded warrants for a cash price of US$18,244 and 18,244,450 ordinary shares were issued.

No other matter or circumstance has arisen since 31 December 2023 that has significantly affected, or may significantly affect the Consolidated entity’s operations, the results of those operations, or the Consolidated entity’s state of affairs in future financial years. .

Auditors independence declaration

A copy of the auditors independence declaration as required under section 307C of the Corporations Act 2001 is set out immediately after this directors report.

Kazia Therapeutics Limited Directors’ report 31 December 2023

This report is made in accordance with a resolution of Directors, pursuant to section 298(2)(a) of the Corporations Act 2001.

On behalf of the Directors

Bryce Carmine
Chairman 12 March 2024
Sydney

Tel: +61 2 9251 4100	Level 11, 1 Margaret Street
Fax: +61 2 9240 9821	Sydney NSW 2000
www.bdo.com.au	Australia

DECLARATION OF INDEPENDENCE BY GARETH FEW TO THE DIRECTORS OF KAZIA THERAPEUTICS LIMITED

As lead auditor for the review of Kazia Therapeutics Limited for the half-year ended 31 December 2023, I declare that, to the best of my knowledge and belief, there have been:

1.	No contraventions of the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

2.	No contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Kazia Therapeutics Limited and the entities it controlled during the period.

Gareth Few

Director

BDO Audit Pty Ltd

Sydney, 12 March 2024

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.

Kazia Therapeutics Limited Contents 31 December 2023

General information

The financial statements cover Kazia Therapeutics Limited as a Consolidated entity consisting of Kazia Therapeutics Limited and the entities it controlled at the end of, or during, the half-year. The financial statements are presented in Australian dollars, which is Kazia Therapeutics Limited’s functional and presentation currency.

Kazia Therapeutics Limited is a public Consolidated entity limited by shares, incorporated and domiciled in Australia. Its registered office and principal place of business is:

Three International Towers

Level 24, 300 Barangaroo Avenue

Sydney NSW 2000

A description of the nature of the Consolidated entity’s operations and its principal activities are included in the directors report, which is not part of the financial statements.

The financial statements were authorised for issue, in accordance with a resolution of directors, on 12 March 2024.

Kazia Therapeutics Limited Statement of profit or loss and other comprehensive income For the half-year ended 31 December 2023

		Consolidated
	Note	December 2023 $	December 2022 $
Revenue and other income
Other income		5	—
Finance Income		6,453	139
Expenses
Research and development expense		(4,327,717)	(9,359,972)
General and administrative expense		(4,555,691)	(4,276,514)
Fair value gain on financial liabilities		84,587	—
Loss on revaluation of contingent consideration		(166,696)	(85,226)

Loss before income tax benefit	4	(8,959,059)	(13,721,573)
Income tax benefit		135,546	135,546

Loss after income tax benefit for the half-year attributable to the owners of Kazia Therapeutics Limited		(8,823,513)	(13,586,027)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Net exchange difference on translation of financial statements of foreign controlled entities, net of tax		(103,687)	86,494

Other comprehensive income for the half-year, net of tax		(103,687)	86,494

Total comprehensive income for the half-year attributable to the owners of Kazia Therapeutics Limited		(8,927,200)	(13,499,533)

		Cents	Cents
Basic earnings per share	20	(3.680)	(9.327)
Diluted earnings per share	20	(3.680)	(9.327)

The above statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of financial position As at 31 December 2023

		Consolidated
	Note	December 2023 $	June 2023 $
Assets
Current assets
Cash and cash equivalents	5	3,562,602	5,241,197
Trade and other receivables	6	3,742,671	3,899,154
Other assets	7	703,347	1,632,472

Total current assets		8,008,620	10,772,823

Non-current assets
Intangibles	8	16,334,727	17,269,432
Other receivables	9	40,000	42,922

Total non-current assets		16,374,727	17,312,354

Total assets		24,383,347	28,085,177

Liabilities
Current liabilities
Trade and other payables	10	5,986,677	4,328,949
Other financial liabilities	14	3,093,665	—
Borrowings	11	359,300	1,796,500
Employee benefits		337,415	689,802
Contingent consideration	12	1,558,931	750,000

Total current liabilities		11,335,988	7,565,251

Non-current liabilities
Deferred tax	13	2,153,723	2,289,269
Employee benefits		66,139	59,323
Contingent consideration	15	5,559,989	6,120,783

Total non-current liabilities		7,779,851	8,469,375

Total liabilities		19,115,839	16,034,626

Net assets		5,267,508	12,050,551

Equity
Contributed equity	16	98,779,714	97,452,246
Unissued equity	17	380,224	—
Reserves	18	4,013,654	3,680,876
Accumulated losses		(97,906,084)	(89,082,571)

Total equity		5,267,508	12,050,551

The above statement of financial position should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of changes in equity For the half-year ended 31 December 2023

	Issued capital	Share based payment reserve	Foreign currency translation reserve	Accumulated losses	Total equity
Consolidated	$	$	$	$	$
Balance at 1 July 2022	84,480,249	3,263,703	(852,038)	(68,617,391)	18,274,523
Loss after income tax benefit for the half-year	—	—	—	(13,586,027)	(13,586,027)
Other comprehensive income for the half-year, net of tax	—	—	86,494	—	86,494

Total comprehensive income for the half-year	—	—	86,494	(13,586,027)	(13,499,533)
Issue of shares	6,263,986	—	—	—	6,263,986
Share issue costs	(400,517)	—	—	—	(400,517)
Transactions with owners in their capacity as owners:
Employee share-based payment options expired	—	(3,486)	—	3,486	—
Employee share-based payment options	—	944,726	—	—	944,726

Balance at 31 December 2022	90,343,718	4,204,943	(765,544)	(82,199,932)	11,583,185

The above statement of changes in equity should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of changes in equity For the half-year ended 31 December 2023

	Issued capital	Unissued equity	Share based payment reserve	Foreign currency translation reserve	Accumulated losses	Total equity
Consolidated	$	$	$	$	$	$
Balance at 1 July 2023	97,452,246	—	4,422,666	(741,790)	(89,082,571)	12,050,551
Loss after income tax benefit for the half- year	—	—	—	—	(8,823,513)	(8,823,513)
Other comprehensive income for the half- year, net of tax	—	—	—	(103,687)		(103,687)

Total comprehensive income for the half- year	—	—	—	(103,687)	(8,823,513)	(8,927,200)
Transactions with owners in their capacity as owners:
Issue of shares	1,648,187	—	—	—	—	1,648,187
Share issue costs	(320,719)	—	—	—	—	(320,719)
Conversion of convertible promissory note	—	380,224	—	—	—	380,224
Employee share- based payment options	—	—	436,465	—	—	436,465

Balance at 31 December 2023	98,779,714	380,224	4,859,131	(845,477)	(97,906,084)	5,267,508

The above statement of changes in equity should be read in conjunction with the accompanying notes

Kazia Therapeutics Limited Statement of cash flows For the half-year ended 31 December 2023

	Consolidated
	Note	December 2023	December 2022
		$	$
Cash flows from operating activities
Receipts from customers (inclusive of GST)		—	—
Payments to suppliers and employees (inclusive of GST)		(6,295,615)	(8,806,148)
Interest paid		(39,257)	—

Net cash used in operating activities	21	(6,334,872)	(8,806,148)

Cash flows from financing activities
Proceeds from issue of shares (net of costs)	16	1,327,468	5,850,869
Proceeds from borrowings	17	776,670	—
Repayment of borrowings	17	(371,802)	—
Proceeds from issue of equity and pre-funded warrants	14	3,020,315	—

Net cash from financing activities		4,752,651	5,850,869

Net decrease in cash and cash equivalents		(1,582,221)	(2,955,279)
Cash and cash equivalents at the beginning of the financial half-year		5,241,197	7,361,112
Effects of exchange rate changes on cash and cash equivalents		(96,374)	(15,310)

Cash and cash equivalents at the end of the financial half-year	5	3,562,602	4,390,523

The above statement of cash flows should be read in conjunction with the acConsolidated entitying notes

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 1. Material accounting policy information

These general purpose financial statements for the interim half-year reporting period ended 31 December 2023 have been prepared in accordance with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001, as appropriate for for-profit oriented entities. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 Interim Financial Reporting.

These general purpose financial statements do not include all the notes of the type normally included in annual financial statements. Accordingly, these financial statements are to be read in conjunction with the annual report for the year ended 30 June 2023 and any public announcements made by the Consolidated entity during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period, unless otherwise stated.

Classification and measurement of other financial liabilities

The Consolidated entity’s other financial liabilities comprise deriviatives in respect of prefunded and ordinary warrants. Prefunded and ordinary warrants are measured at fair value through profit or loss. All transactions costs in relation to the warrants are expensed immediately. Changes to the fair value of the instruments post issue will be recognised in profit or loss.

New or amended Accounting Standards and Interpretations adopted

The Consolidated entity has adopted all of the new, revised or amending Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (AASB) that are mandatory for the current reporting period. Any new, revised or amending Accounting Standards or Interpretations that are not yet mandatory have not been early adopted. The adoption of these Accounting Standards and Interpretations did not have any significant impact on the financial performance or position of the Consolidated entity.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 1. Material accounting policy information (continued)

Going concern

During the half year ended 31 December 2023 the Consolidated entity experienced net cash outflows from operating activities of $6,334,872(December 2022: $8,806,148) and incurred a loss after tax of $8,823,513 (December 2022: $13,586,027).

As at 31 December 2023 the Consolidated entity had cash in hand and at bank of $3,562,602.

The financial statements have been prepared on a going concern basis, which contemplates continuity of normal activities and realisation of assets and settlement of liabilities in the normal course of business. As is often the case with drug development companies, the Consolidated entity has not generated significant revenues nor does the Consolidated entity anticipate generating revenues in the near future. The ability of the Consolidated entity to continue its development activities as a going concern is dependent upon it deriving sufficient cash from investors, from licensing and partnering activities, and from other sources of revenue such as grant funding.

The directors have considered the cash flow forecasts and the funding requirements of the business and continue to explore grant funding, licensing opportunities and equity investment opportunities in the Consolidated entity. During the month of February 2024, the Consolidated entity raised total proceeds for the period of US$447,788 (A$685,280) using the ATM facility and continues to seek additional funding sources both in Australia and overseas.

An ‘at-the-market’ equity program (ATM) with Oppenheimer & Co. Inc. (Oppenheimer), as sales agent was established in May 2022. Under the ATM, Kazia may offer and sell via Oppenheimer up to US$35 million of its ordinary shares, in the form of American Depository Shares (ADSs), with each ADS representing ten ordinary shares. Kazia entered into an Equity Distribution Agreement, dated 22 April 2022 (the Sales Agreement), with Oppenheimer, who acts as sales agent. During the period ended 31 December 2023 $US1,090,642 (2022 $US4,201,322) was drawn down on the ATM facility. The ATM allows the Consolidated entity to raise capital dynamically in the market, with no discount, no warrant coverage, and modest banking fees, allowing it to fund operations with minimal dilution to existing shareholders.

Accordingly the directors have prepared the financial statements on a going concern basis. While the Consolidated entity’s current cash balance is not sufficient to fund the operations for a period of 12 months from the date of this report, the directors have prepared the financial statements on a going concern basis as they are confident of the Consolidated entity’s ability to raise additional funding, via licensing and partnering activities, obtaining of grant funding or raising additional capital from investors. Should the above assumptions not prove to be appropriate, there is material uncertainty related to events or conditions that may cast significant doubt whether the Consolidated entity will continue as a going concern and therefore whether it will realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in these financial statements. The financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the Consolidated entity be unable to continue as a going concern and meet its debts as and when they fall due.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 2. Critical accounting judgements, estimates and assumptions

When preparing the half-year financial statements, management undertakes a number of judgements, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgements, estimates and assumptions made by management and will seldom equal the estimated results.

The judgments, estimates and assumptions applied in the half-year financial statements, including key sources of estimation uncertainty were the same as those applied in the Consolidated entity’s last annual financial statements for the year ended 30 June 2023.

Note 3. Operating segments

Identification of reportable operating segments

The Consolidated entity’s operating segment is based on the internal reports that are reviewed and used by the Board of Directors (being the Chief Operating Decision Makers (‘CODM’)) in assessing performance and in determining the allocation of resources.

The information reported to the CODM, on at least a quarterly basis, is the consolidated results as shown in the statement of profit or loss and other comprehensive income and statement of financial position.

Note 4. Expenses

		Consolidated
		December 2023	December 2022
		$	$
Loss before income tax includes the following specific expenses:
Amortisation
Amortisation		934,705	934,711

Interest expense
Borrowings		39,257	—
Contingent consideration – Effective Interest	15	220,484	221,637

		259,741	221,637
Superannuation expense
Defined contribution superannuation expense		48,730	63,734

Employee benefits expense excluding superannuation
Employee benefits expense excluding superannuation		1,793,896	1,778,503

Note 5. Cash and cash equivalents

	Consolidated
	December 2023	June 2023
	$	$
Cash at bank and on hand	3,562,602	5,241,197

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 6. Trade and other receivables

	Consolidated
	December 2023	June 2023
	$	$
Trade receivables	—	610
GBM Agile deposit	3,637,427	3,752,640
Deposit paid	39,851	40,870
GST refundable	65,393	105,034

	3,742,671	3,899,154

The GBM Agile deposit was advanced to GCAR at the start of the GBM Agile trial, and is refundable if not utilised against trial expenses. The amount will be allocated against expenditure towards the latter end of the trial. Completion of the final analysis is expected in 2H CY2024.

Note 7. Other assets

	Consolidated
	December 2023	June 2023
	$	$
Prepayments	703,347	1,632,472

Note 8. Intangibles

	Consolidated
	December 2023	June 2023
	$	$
Paxalisib Licensing agreement — at acquired fair value	16,407,788	16,407,788
Less: Accumulated amortisation	(7,792,901)	(7,250,728)

	8,614,887	9,157,060

EVT-801 Licensing agreement — at cost	9,813,362	9,813,362
Less: Accumulated amortisation	(2,093,522)	(1,700,990)

	7,719,840	8,112,372

	16,334,727	17,269,432

Reconciliations

Reconciliations of the written down values at the beginning and end of the current financial half-year are set out below:

	EVT801 licensing agreement	Paxalisib licensing agreement	Total
Consolidated	$	$	$
Balance at 1 July 2023	8,112,372	9,157,060	17,269,432
Amortisation expense	(392,532)	(542,173)	(934,705)

Balance at 31 December 2023	7,719,840	8,614,887	16,334,727

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 9. Other receivables

	Consolidated
	December 2023	June 2023
	$	$
Corporate credit card deposit	40,000	42,922

Note 10. Trade and other payables

	Consolidated
	December 2023	June 2023
	$	$
Trade payables	1,038,128	857,312
Accrued and other payables	4,948,549	3,471,637

	5,986,677	4,328,949

Note 11. Borrowings

	Consolidated
	December 2023	June 2023
	$	$
Insurance premium funding	359,300	1,796,500

Note 12. Contingent consideration

	Consolidated
	December 2023	June 2023
	$	$
Contingent consideration — Paxalisib	750,000	750,000
Contingent consideration — EVT801	808,931	—

	1,558,931	750,000

See also Note 15 setting out non-current contingent consideration.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 13. Deferred tax

	Consolidated
	December 2023	June 2023
	$	$
Deferred tax liability	2,153,723	2,289,269

Amount expected to be settled after more than 12 months	2,153,723	2,289,269

Movements:
Opening balance	2,289,269	2,560,361
Credited to profit or loss	(135,546)	(271,092)

Closing balance	2,153,723	2,289,269

Consolidated entity management has completed an analysis of the availability of historical tax losses to offset the deferred tax liability. Accordingly, the Consolidated entity concludes that the historical tax losses are not expected to be available for offset against the deferred tax liability.

Note 14. Other financial liabilities

	Consolidated
	December 2023	June 2023
	$	$
Prefunded and ordinary warrants at initial recognition	3,020,315	—
Change in fair value	73,350	—
Prefunded and ordinary warrants at end period end	3,093,665	—

On November 30, 2023, the Consolidated entity entered into the Securities Purchase Agreement with an institutional investor, pursuant to which we issued and sold (A) in a registered direct offering, 2,620,000 ADSs and pre-funded warrants, or the Pre- funded Warrants, to purchase up to 1,824,445 ADS, and (B) in a concurrent private placement, the Ordinary Warrants to purchase up to 4,444,445 ADSs, for nil consideration, which have an exercise price of US$0.583 per ADS, are exercisable immediately and will expire on June 5, 2029.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 15. Contingent consideration

	Consolidated
	December 2023	June 2023
	$	$
Contingent consideration — Paxalisib	750,499	653,692
Contingent consideration — EVT801	4,809,490	5,467,091

	5,559,989	6,120,783

A portion of the discount applied to anticipated future payments has unwound, with the resulting in a decrease in contingent consideration being recognised in profit and loss.

	Consolidated
	December 2023	June 2023
	$	$
Reconciliation of the balance at the beginning and end of the reporting period is set out below:
Contingent consideration at start of period (current and non-current)	6,870,783	8,967,785
Interest	220,484	593,462
Foreign currency (gain)/loss	(139,043)	697,233
Loss/(Gain) on revaluation of contingent consideration	166,696	(3,387,697)

	7,118,920	6,870,783

Contingent consideration - paxalisib

During the 2017 financial year, the Consolidated entity acquired the rights to develop and commercialise paxalisib, as part of a business combination.

The acquisition contained four development contingent milestone payments. The first two milestone payment settlements being Kazia shares, and the third and fourth development milestone payment settlements either cash or Kazia shares at the discretion of Kazia. Milestones 1 and 4 have now been paid out, and Milestone 3 has lapsed. Milestone 2 comprises shares to the value of $1,250,000.

Each milestone payment is probability weighted for valuation purposes. Milestone 2 is now a current liability and is no longer being discounted. Milestone 5 is a revenue based milestone contingent on net sales and is discounted to present value, using a discount rate of 7% per annum (June 2023: 20% per annum). The discount rate was considered at 30 June 2023 and revised to reflect a rate within a more reasonable market range. Accordingly, the discount rate applied to future expected cash flows has been revised upwards.

Kazia is also required to pay royalties to Genentech in relation to net sales. These payments are related to future financial performance, and are not considered as part of the consideration in relation to the Genentech agreement.

Contingent consideration - EVT801

The acquisition of EVT801 has been accounted for at cost, with milestones where the payment is considered probable being booked as a current or non-current liability at period end, according to the estimated payment date. The key assumptions applied on initial recognition have been reassessed in the year based on the revised timing of when milestone payments are expected to be paid. Milestone 3 is expected to be paid in 2H2024, milestones 4 & 5 are expected to be paid Q12025 and Q12027. Milestone 3 payment has a probability of 100% (June 2023: 100%), Milestone 4 payment has a probability of 80% (June 2023: 63%), and Milestone 5 payment has a probability of 63% (June 2023: 63%) of occurring. Milestones are discounted to present value, using a discount rate of 7% per annum (June 2023: 7% per annum). The discount rate was considered based on the incremental borrowing rate at the time of acquisition and has been updated to reflect recent market increases. Milestones where the payment is not considered probable at year end have not been accounted for as a liability. The total amount of milestone payments not booked at half year end amounts to €300,500,000 ($486,167,287).

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 16. Contributed equity

	Consolidated
	December 2023	June 2023	December 2023	June 2023
	Shares	Shares	$	$
Ordinary shares — fully paid	263,615,444	228,029,114	98,779,714	97,452,246

Movements in spare share capital

Details	Date	Shares	Issue price	$
Balance	1 July 2023	228,029,114		97,452,246
ATM issue of shares No. 19	7 July 2023	8,148,140	$0.1856	1,512,523
ATM issue of shares No. 20	11 July 2023	157,120	$0.1647	25,877
ATM issue of shares No. 21	4 August 2023	15,000	$0.1679	2,519
ATM issue of shares No. 22	30 November 2023	1,066,070	$0.1006	107,268
Registered Direct Offering	5 December 2023	26,200,000	$0.0000	—
Less: share issue transaction costs		—	$0.0000	(320,719)

Balance	31 December 2023	263,615,444		98,779,714

During the period Kazia issued 2,620,000 ADSs to an institutional investor (issued at US$0.45). As part of the placement the investor purchased 1,824,445 pre-funded warrants (purchased for US$0.44 with an exercise price of US$0.01) and 4,444,445 free attaching warrants (with an exercise price of US$0.583). The gross proceeds received for this placement was US$1,981,756 (translated into A$3,020,315). The warrants issued were determined to be a derivative financial liability and the accounting standards require that the proceeds received are first applied to the fair value of any derivative liability issued and that equity then represents the residual value in the transaction. The fair value of the warrants at issue date were determined to equal US$1,981,756 resulting in no residual equity value. Hence the equity reconciliation above shows the 26,200,000 shares issued but attributes no $ value to the issue.

Ordinary shares entitle the holder to participate in dividends and the proceeds on the winding up of the Consolidated entity in proportion to the number of and amounts paid on the shares held. The fully paid ordinary shares have no par value and the Consolidated entity does not have a limited amount of authorised capital.

On a show of hands every member present at a meeting in person or by proxy shall have one vote and upon a poll each share shall have one vote.

Share buy-back

There is no current on-market share buy-back.

Capital risk management

The Consolidated entity’s objectives when managing capital are to safeguard its ability to continue as a going concern, so that it can provide returns for shareholders and benefits for other stakeholders and to maintain an optimum capital structure to reduce the cost of capital.

Capital is regarded as total equity, as recognised in the statement of financial position, plus net debt. Net debt is calculated as total borrowings less cash and cash equivalents.

The capital structure of the Consolidated entity consists of cash and cash equivalents and equity attributable to equity holders. The overall strategy of the Consolidated entity is to continue its drug development programs, which depends on raising sufficient funds, through a variety of sources including issuing of additional share capital, as may be required from time to time.

The capital risk management policy remains unchanged from the prior year.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 17. Unissued equity

	Consolidated
	December 2023	June 2023
	$	$
Unissued equity	380,224	—

On 23 October, 2023, we entered into a securities purchase agreement with the selling shareholder, pursuant to which the Consolidated entity issued a six month unsecured convertible promissory note (the “Note”) in the principal amount of $776,670 (US$500,000). The note bears interest at 10% per annum. The shareholder called upon 50% of the promissory note, and was repaid the remaining US$250,000 plus interest of US$3,014 (total repayment of $371,802) on 20 December 2023. This amount presented above represents the 591,697 ADS’s representing 5,916,970 ordinary shares to be issued is currently sitting in unissued capital while the investor organizes their tax forms.

Note 18. Reserves

	Consolidated
	December 2023	June 2023
	$	$
Foreign currency reserve	(845,477)	(741,790)
Share-based payments reserve	4,859,131	4,422,666

	4,013,654	3,680,876

Foreign currency reserve

The reserve is used to recognise exchange differences arising from translation of the financial statements of foreign operations to Australian dollars.

Share-based payments reserve

The reserve is used to recognise the value of equity benefits provided to employees and directors as part of their remuneration, and other parties as part of their compensation for services.

Share based payments reserve for Employee Share Option Plan

During the half year there were no issues under the Employee Share Option Plan.

Note 19. Dividends

There were no dividends paid, recommended or declared during the current or previous financial half-year.

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 20. Earnings per share

	Consolidated December 2023 $	Consolidated December 2022 $
Loss after income tax attributable to the owners of Kazia Therapeutics Limited	(8,823,513)	(13,586,027)

	Number	Number
Weighted average number of ordinary shares used in calculating basic earnings per share	239,779,384	145,661,097

Weighted average number of ordinary shares used in calculating diluted earnings per share	239,779,384	145,661,097

	Cents	Cents
Basic earnings per share	(3.680)	(9.327)
Diluted earnings per share	(3.680)	(9.327)

8,640,000 unlisted options have been excluded from the above calculations as they were anti-dilutive.

Note 21. Reconciliation of loss after income tax to net cash used in operating activities

	Consolidated
	December 2023	December 2022
	$	$
Loss after income tax benefit for the half-year	(8,823,513)	(13,586,027)
Adjustments for:
Amortisation	934,705	934,741
Share-based payments	436,465	944,726
Foreign exchange differences	(13,063)	145,529
Fair value losses on financial liabilities at fair value through profit or loss	(84,587)	—
Loss on contingent consideration	166,696	85,227
Contingent consideration interest	220,484	221,637
Change in operating assets and liabilities:
Decrease/(increase) in trade and other receivables	274,618	(650,153)
Increase/(decrease) in GBM Agile deposit	(115,213)	3,836,630
(Decrease)/increase in prepayments	929,125	(628,404)
(Decrease)/increase in insurance premium funding	(1,437,200)	552,315
Increase/(decrease) in trade and other payables	1,657,728	(611,352)
Decrease in deferred tax liabilities	(135,546)	(135,546)
(Decrease)/increase in employee benefits	(345,571)	84,529

Net cash used in operating activities	(6,334,872)	(8,806,148)

Kazia Therapeutics Limited Notes to the financial statements 31 December 2023

Note 22. Events after the reporting period

On 8 January, 2024, Kazia Therapeutics Limited received notice from Karen Krumeich of her intention to resign as the Consolidated entity’s Chief Financial Officer, effective immediately. On 11 January, 2024, the Consolidated entity’s Board of Directors appointed Gabrielle Heaton as its Principal Accounting Officer and Principal Financial Officer, effective 15 January, 2024.

On 18 January 2024, Kazia Therapeutics Limited announced the appointment of pharma industry executive, Mr. Robert Apple to Kazia’s Board of the Directors as a Non-Executive Director.

During the month of February 2024, the Consolidated entity raised total proceeds for the period of US$447,788 (A$685,280) using the ATM facility and continues to seek additional funding sources both in Australia and overseas.

On 21 February 2024, Armistice Capital exercised 1,824,445 prefunded warrants for a cash price of US$18,244 and 18,244,450 ordinary shares were issued.

No other matter or circumstance has arisen since 31 December 2023 that has significantly affected, or may significantly affect the Consolidated entity’s operations, the results of those operations, or the Consolidated entity’s state of affairs in future financial years. The Directors have considered this to be appropriate.

Kazia Therapeutics Limited Directors’ declaration 31 December 2023

In the directors’ opinion:

•

the attached financial statements and notes comply with the Corporations Act 2001, Australian Accounting Standard AASB 134 ‘Interim Financial Reporting’, the Corporations Regulations 2001 and other mandatory professional reporting requirements;

•

the attached financial statements and notes give a true and fair view of the Consolidated entity’s financial position as at 31 December 2023 and of its performance for the financial half-year ended on that date; and

•	there are reasonable grounds to believe that the Consolidated entity will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of directors made pursuant to section 303(5)(a) of the Corporations Act 2001.

On behalf of the directors

Bryce Carmine
Chairman 12 March 2024
Sydney

Tel: +61 2 9251 4100	Level 11, 1 Margaret Street
Fax: +61 2 9240 9821	Sydney NSW 2000
www.bdo.com.au	Australia

INDEPENDENT AUDITOR’S REVIEW REPORT

To the members of Kazia Therapeutics Limited

Report on the Half-Year Financial Report

Conclusion

We have reviewed the half-year financial report of Kazia Therapeutics Limited (the Company) and its subsidiaries (the Group), which comprises the consolidated statement of financial position as at 31 December 2023, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the half- year ended on that date, material account policy information and other explanatory information, and the directors’ declaration.

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the accompanying half-year financial report of the Group does not comply with the Corporations Act 2001 including:

i.	Giving a true and fair view of the Group’s financial position as at 31 December 2023 and of its financial performance for the half-year ended on that date; and

ii.	Complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

Basis for conclusion

We conducted our review in accordance with ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity. Our responsibilities are further described in the Auditor’s Responsibilities for the Review of the Financial Report section of our report. We are independent of the Company in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to the audit of the annual financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We confirm that the independence declaration required by the Corporations Act 2001 which has been given to the directors of the Company, would be the same terms if given to the directors as at the time of this auditor’s review report.

Material uncertainty relating to going concern

We draw attention to Note 1 in the financial report which describes the events and/or conditions which give rise to the existence of a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern and therefore the Group may be unable to realise its assets and discharge its liabilities in the normal course of business. Our conclusion is not modified in respect of this matter.

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.

Responsibility of the directors for the financial report

The directors of the company are responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the half-year financial report that is true and fair and is free from material misstatement, whether due to fraud or error.

Auditor’s responsibility for the review of the financial report

Our responsibility is to express a conclusion on the half-year financial report based on our review. ASRE 2410 requires us to conclude whether we have become aware of any matter that makes us believe that the half-year financial report is not in accordance with the Corporations Act 2001 including giving a true and fair view of the Group’s financial position as at 31 December 2023 and its performance for the half-year ended on that date, and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

BDO Audit Pty Ltd

Gareth Few Director

Sydney, 12 March 2024